Exhibit 11.

                                     MOBIL CORPORATION
                         COMPUTATION OF EARNINGS PER COMMON SHARE
                        (In millions, except for per-share amounts;
                              number of shares in thousands)



                                                           For the Three Months
                                                            Ended March 31,
                                                           ____________________

Primary                                                         1996      1997
_______                                                     ________   ________

  Net income .............................................  $    736   $    826
  Less dividends on preferred stock ......................        14         13
                                                            --------   --------
  Net income applicable to common shares .................  $    722   $    813
                                                            ========   ========

  Weighted average number of primary common shares
    Outstanding ..........................................   394,488    394,075
    Issuable on assumed exercise of stock options ........     5,087      5,322
                                                            --------   --------
       Total .............................................   399,575    399,397
                                                            ========   ========
  Primary earnings per common share ......................  $   1.81   $   2.04
                                                            ========   ========
Fully Diluted
_____________

  Net income .............................................  $    736   $    826
  Less additional contribution to ESOP ...................         5          4
                                                             --------   --------
  Adjusted net income applicable to common shares ........  $    731   $    822
                                                            ========   ========

  Weighted average number of primary common shares .......   399,575    399,397
  Increment to assumed exercise of stock options to
    reflect maximum dilutive effect ......................       227        208
  Assumed conversion of preferred stock ..................     9,154      8,724
                                                            --------   --------
       Total .............................................   408,956    408,329
                                                            ========   ========
  Fully diluted earnings per common share ................  $   1.79   $   2.01
                                                            ========   ========

___________

This Exhibit is included to show that dilution of earnings per common share is immaterial and therefore not necessary for presentation on the Consolidated Statement of Income.







    MOBIL                            - 16 -